Energy XXI to Acquire Gulf of Mexico Shelf Properties From ExxonMobil

•	Includes 66 million barrels of proved and probable reserves, 61 percent oil

•	Properties produce 20,000 barrels of oil equivalent per day, 53 percent oil

•	Pro forma proved reserves rise 65 percent, production 77 percent

HOUSTON, Nov. 21, 2010 (GLOBE NEWSWIRE) — Energy XXI (Nasdaq:EXXI) (LSE:EXXI) today announced it has executed a purchase and sale agreement to acquire certain shallow-water Gulf of Mexico shelf oil and natural gas interests from affiliates of ExxonMobil for $1.01 billion.

The assets are currently producing approximately 20,000 net BOE per day (BOE/d), about 53 percent of which is oil. Offshore leases included in the purchase total 130,853 net acres.

Reserve estimates for the acquired properties were prepared on Nov. 16, 2010, by Netherland, Sewell & Associates, Inc., independent oil and gas consultants employed by Energy XXI. The properties are estimated to contain net proved and probable reserves of 66 million barrels of oil equivalent (BOE), 61 percent of which is oil. Proved reserves are estimated at 30.1 million barrels of oil and 116.1 billion cubic feet of natural gas, or a total of 49.5 million BOE, 68 percent of which are proved developed.

The properties include nine fields on the Gulf of Mexico shelf, generally located between Energy XXI's existing core South Timbalier and Main Pass operations in water depths of 470 feet or less. The six largest fields account for 89 percent of the net production.

"The ExxonMobil properties are an extraordinary fit with our existing, oil-focused core assets, which generate some of the highest margins in the industry," Energy XXI Chairman and CEO John Schiller said. "With this acquisition, we are gaining access to production, infrastructure and extensive acreage complemented by seismic data and field studies. As operator of 94 percent of the assets being acquired, we would have a portfolio of drilling and recompletion opportunities that we can pursue while analyzing the potential for higher-impact exploration prospects."

Pro forma for the acquisition, Energy XXI would become the third-largest oil producer on the Gulf of Mexico shelf, with interests in seven of the top 11 oil fields on the shelf. Estimated proved plus probable reserves would increase 72 percent to 158.1 million BOE from 92.1 million BOE at the company's June 20, 2010 fiscal year end. Production would increase to approximately 46,000 BOE per day, up more than 77 percent from the 25,900 BOE per day average in the most recent fiscal quarter ended Sept. 30, 2010, with oil representing 63 percent.

"In addition to growing our reserves, production volumes and drilling portfolio, we expect this consolidation of properties within our existing core area to achieve meaningful cost savings," Executive Vice President of Exploration and Production Ben Marchive said. "Cash flow from these properties, combined with the excess cash already being generated by our existing asset base, should put us in a position to rapidly retire debt while funding accelerated development of the overall portfolio."

In conjunction with the signing of the agreement, Energy XXI has added to its crude oil hedge position to provide downside price protection. Based on 46,000 BOE per day of pro forma production, 63 percent of which is oil, the company currently has hedged 70 percent, 61 percent and 12 percent of the crude oil production for calendar years 2011, 2012 and 2013, respectively.

In addition to utilizing cash on hand to finance the purchase, Energy XXI has obtained committed financing to increase its corporate revolver from $350 million currently to $700 million in conjunction with the acquisition, as well as a $450 million unsecured bridge loan that the company would anticipate retiring through the future issuance of high-yield notes. Energy XXI has placed a 10 percent cash deposit into an interest-bearing account under the terms of the agreement.

The purchase is subject to preferential rights-to-purchase held by other working interest owners in the properties, as well as customary closing conditions and adjustments. The effective date is Dec. 1, 2010, with closing expected by Dec. 20, 2010.

Conference Call Scheduled for Tomorrow

Energy XXI has scheduled a conference call for tomorrow, Monday, Nov. 22, 2010, at 8 a.m. CST (2 p.m. London time) to discuss the acquisition. To actively participate on the conference call, please call 1 (631) 813-4724 about 5 minutes before the scheduled start time and use Confirmation Code 25664677. U.K. callers may dial (0) 80 0051 3806. Those who wish to view the presentation materials, or to participate in listen-only mode, should access the event through the company's web site, www.energyxxi.com. A replay of the call will be archived and available on the web site following the live call.

Forward-Looking Statements

All statements included in this release relating to future plans, projects, events or conditions and all other statements other than statements of historical fact included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions, including changes in long-term oil and gas prices or other market conditions affecting the oil and gas industry, reservoir performance, the outcome of commercial negotiations and changes in technical or operating conditions, among others, that could cause actual results, including project plans and related expenditures and resource recoveries, to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Competent Person Disclosure

The technical information contained in this announcement relating to operations (including information in the attached Operations Report) adheres to the standard set by the Society of Petroleum Engineers. Tom O'Donnell, Vice President of Corporate Development, a registered Petroleum Engineer, is the qualified person who has reviewed and approved the technical information contained in this announcement.

About the Company

Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The Company's properties are located in the U.S. Gulf of Mexico waters and the Gulf Coastonshore. Seymour Pierce is Energy XXI's listing broker in the United Kingdom.

ExxonMobil Gulf of Mexico Shelf Transaction Details
(Unless specified otherwise, all data are as of Nov. 16, 2010)
(Data source: Energy XXI and Netherland, Sewell & Associates, Inc. estimates)

Purchase Price			$ 1.01 Billion

Assumption of abandonment liabilities(1)			$ 154.6 Million

Resource Potential
Proved reserves	49.5 MMBOE	61% Oil
Probables	16.5 MMBOE	61% Oil
Possibles	2.1 MMBOE	49% Oil
3P	68.1 MMBOE

Future Development Costs
Associated with proved reserves		$ 313.3 Million
Associated with probables		$ 68.7 Million
Associated with possible		$ 32.2 Million
Total		$ 414.2 Million

Asset Details (Fields)	Proved (MMBOE)	Probables (MMBOE)	Possibles (MMBOE)	Production (BOE/d Net)
South Timbalier 54	7	2.2	1	5,316
West Delta 30	12.2	1.4	0	4,100
West Delta 73	14.6	11.5	0.5	2,482
Grand Isle 43	5.5	0	0	2,472
Grand Isle 16, 18	5.2	0.9	0.1	1,831
South Pass 89	2.8	0.6	0.5	1,668
Other	2.2	0	0	2,131
Total	49.5	16.5	2.1	20,000

	Revenues	Direct Operating Costs	Operating Margin
Operating Details(2)	$399.1 Million	$99.0 Million	$300.1 Million

(1) Reflects discounted asset retirement obligations expected to be booked upon closing.
(2) Trailing 12-month data for the acquired properties, Oct. 1, 2009 through Sept. 30, 2010, unaudited.

Glossary

Reserves:

Proved Oil and Gas Reserves — Those quantities of crude oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, and under existing economic conditions, operating methods and government regulations — prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. This definition has been abbreviated from the definition of "Proved oil and gas reserves" contained in Rule 4-10(a)(22) of SEC Regulation S-X.

Proved Developed Reserves — Reserves are categorized as proved developed if they are expected to be recovered from existing wells.

Probable Reserves — Those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered. This definition has been abbreviated from the applicable definition contained in Rule 4-10(a)(18) of SEC Regulation S-X.

Possible Reserves — Those additional reserves that are less certain to be recovered than probable reserves. This definition has been abbreviated from the applicable definition contained in Rule 4-10(a)(17) of Regulation S-X.

Contingent Resources — Those quantities of petroleum estimated, as of a given date, to be potentially recoverable from known accumulations, but the applied projects are not yet considered mature enough for commercial development due to one or more contingencies. Contingent resources may include, for example, projects where commercial recovery is dependent on technology under development, or where evaluation of the accumulation is insufficient to clearly assess commerciality.

Prospective Resources — Those quantities of petroleum estimated, as of a given date, to be potentially recoverable from undiscovered accumulations by application of future development projects. Prospective resources have both an associated chance of discovery and a chance of development.

Other terms:

Barrel — unit of measure for oil and petroleum products, equivalent to 42 U.S. gallons.

BOE — barrels of oil equivalent, used to equate natural gas volumes to liquid barrels at a general conversion rate of 6,000 cubic feet of gas per barrel.

BOE/d — barrels of oil equivalent per day.

Field — an area consisting of a single reservoir or multiple reservoirs all grouped on, or related to, the same individual geological structural feature or stratigraphic condition. The field name refers to the surface area, although it may refer to both the surface and the underground productive formations.

MMBOE — million barrels of oil equivalent.

CONTACT:	Energy XXI

Stewart Lawrence, Vice President, Investor Relations and Communications

713-351-3006

slawrence@energyxxi.com

Pelham Bell Pottinger

James Henderson

jhenderson@pelhambellpottinger.co.uk

Mark Antelme

mantelme@pelhambellpottinger.co.uk

+44 (0) 20 7861 3232

Seymour Pierce - UK AIM Adviser

Jonathan Wright/

Jeremy Porter - Corporate Finance

Richard Redmayne - Corporate Broking

+44 (0) 20 7107 8000